 EXHIBIT 99.1
Citizens Community Bancorp, Inc. Earns $1.2 Million, or $0.11 Per Share, in 3Q19;
Third Quarter Highlighted by Completed Acquisition of F. & M. Bancorp of Tomah, Inc.
Announces 5% Stock Buyback Plan
EAU CLAIRE, WI, October 28, 2019 - Citizens Community Bancorp, Inc. (the "Company") (Nasdaq: CZWI), the parent company of Citizens Community Federal N.A. (the “Bank” or "CCFBank"), today reported earnings of $1.2 million, or $0.11 per diluted share, for the quarter ended September 30, 2019, compared to $4.1 million, or $0.37 per diluted share, for the previous quarter ended June 30, 2019. In the September 2019 quarter, the Company benefited from (1) the full quarter impact of the F. & M. Bancorp. of Tomah, Inc. ("F&M") acquisition, net of merger charge considerations, (2) strong loan fee income from commercial activity, (3) an annual debit card incentive and (4) reduced FDIC insurance assessments due to the FDIC application of Small Bank Assessment Credits to our current quarter invoice. These items were partially offset by (1) increased loan servicing amortization resulting from higher prepayments and (2) higher than normal marketing expenses as CCFBank continues to execute on its plan of brand awareness with recent acquisitions.
Net income as adjusted (non-GAAP)1 was $3.4 million or $0.30 per diluted share for the quarter ended September 30, 2019 compared to $2.6 million of $0.23 per diluted share for the quarter ended June 30, 2019. The current quarter results were impacted by $2.9 million of acquisition-related expenses which reduced net income by $0.19 per diluted share. Included in GAAP net income and net income as adjusted for the quarter ended September 30, 2019, was the earnings impact from F&M of approximately $0.03 per diluted share, before merger charges. The June 2019 quarter operations reflected a $2.3 million gain on the sale of a branch, or $0.15 per diluted share. This gain was excluded from net income as adjusted and modestly offset by the addition of $206,000 of pre-tax acquisition-related expenses which added $0.01 per diluted share.
The following table reports key financial metric ratios based on a net income and net income as adjusted basis:

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Ratios based on net income:
Return on average assets (annualized)	0.34%	1.23%	0.44%	0.61%	0.46%
Return on average equity (annualized)	3.35%	11.72%	3.21%	5.94%	4.00%
Efficiency ratio (non-GAAP)	85%	61%	77%	75%	80%
Net interest margin	3.34%	3.30%	3.45%	3.35%	3.42%
Ratios based on net income as adjusted (non-GAAP):
Return on average assets as adjusted[2] (annualized)	0.93%	0.77%	0.48%	0.75%	0.5%
Return on average equity as adjusted[3] (annualized)	9.22%	7.27%	3.45%	7.23%	4.35%
Efficiency ratio[4]	66%	74%	78%	69%	82%

"During the third quarter, we focused on successfully integrating our last two bank acquisitions. We believe the financial impact of these successful business combinations is showing in our non-interest income and non-interest expense lines," said Stephen Bianchi, Chairman, President and Chief Executive Officer. Mr. Bianchi added, "Mortgage activity has been strong in our markets dominated by purchase activity and growing refinancing business more recently. We also eliminated our unsecured purchased indirect portfolio of approximately $11 million by selling loans back to the originator at par. No meaningful margin impact is expected and there was no allowance for loan losses associated with the remaining loan portfolio, which reached its peak at $50 million three years ago. Our Community Banking loan growth slowed somewhat, as we balance pricing and growth in this challenging rate environment. We do, however, still see strong economic activity in our markets and solid pipelines through the early part of 2020, and will remain prudent in our pricing and risk taking."

The Company closed on the acquisition of F&M on July 1, 2019 and completed the F&M data systems conversion on July 14, 2019. The F&M transaction was valued at approximately $24 million and resulted in the creation of $367,000 of goodwill and $1.6 million of a core deposit intangible asset at September 30, 2019, based on preliminary estimates. We expect our analysis to be final at December 31, 2019. At June 30, 2019, F&M had total assets of $192.3 million, gross loans of $130.3 million, and deposits of $148.5 million.
On October 24, 2019, the Board of Directors approved a stock repurchase program. Under this program the Company may repurchase up to approximately 5% of the current outstanding shares of its common stock, from time to time through October 1, 2020. The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange commission.
Repurchases may be made at management's discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the applicable trading price, future alternative advantageous uses for capital, and the Company's financial performance. Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.
The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The repurchase program does not obligate the Company to repurchase any particular number of shares.
September 30, 2019 Highlights: (as of or for the periods ended September 30, 2019, compared to June 30, 2019)

•	Total assets increased to $1.48 billion at September 30, 2019 from $1.35 billion at June 30, 2019. The increased asset base reflected the acquisition of assets from F&M.

•
Loans receivable increased to $1.12 billion at September 30, 2019 from $1.02 billion at June 30, 2019. The loan growth of $108.1 million was due to the F&M acquisition of $130.3 million and originated commercial loan growth, partially offset by the paydown and sale of the Bank's unsecured purchased indirect loan portfolio and reductions in the Legacy loan portfolio consisting of originated indirect paper and one-to-four family loans.

•
Book value per share increased to $13.13 at September 30, 2019 from $13.04 at June 30, 209. Tangible book value per share (non-GAAP)[5] increased to $9.60 at September 30, 2019 from $9.56 at June 30, 2019, reflecting earnings, increased market value in the available for sale portfolio and intangible amortization, net of the intangibles created in the F&M acquisition.

•
The net interest margin increased to 3.34% for the quarter ended September 30, 2019 from 3.30% the prior quarter. The increase was largely due to lower borrowing costs as management entered into lower cost FHLB callable debt in the quarter. The changes in the Company's net interest margin, along with the impact of the F&M acquisition was neutral to the margin and purchase accounting accretion from F&M was more than offset by an increase in holding company interest expense to pay for the cash portion of the acquisition.

•
Loan loss provisions increased to $575,000 for the quarter ended September 30, 2019 from $325,000 for the quarter ended June 30, 2019. The provisions for each period were primarily due to continued new originated loan growth, charge-offs without specific reserves associated with the underlying loans ($157,000 in the third quarter compared to $48,000 in the second quarter) and in the third quarter, an approximately $150,000 increase in specific reserves primarily related to certain specific residential loans.

•
Non-interest income increased to $3.6 million for the third quarter ended September 30, 2019 from $2.9 million for the second quarter of 2019, excluding the gain on the sale of a branch office in the second quarter of 2019. The relative increase in non-interest income in the third quarter reflects higher loan fees driven by commercial activity and gains on sale of mortgage loans driven by refinancing activities and an $94,000 incentive payment from a card provider due to increased debit card activity. Additionally, service charges on deposit accounts, interchange income and BOLI income (recorded in other non-interest income) all increased primarily due to the F&M acquisition.

•
Total non-interest expense was $13.0 million for the third quarter of 2019, compared to $9.4 million in the prior quarter and $7.6 million for the quarter ended September 30, 2018. Total non-interest expense for the current quarter reflects $2.9 million in merger related expenses versus $206,000 in the second quarter of 2019 and $131,000 in the third quarter of 2018. Third quarter 2019 also includes a full quarter impact of operating expenses from the F&M acquisition of approximately $900,000.

•	The third quarter ended September 30, 2019 was favorably impacted by the FDIC application of the Small Bank Assessment Credits to our current quarter deposit insurance invoice totaling $150,000.

•
Nonperforming assets increased to $21.5 million at September 30, 2019 or 1.46% of total assets compared to $15.9 million at June 30, 2019 or 1.18% of total assets. Nonperforming assets related to F&M were $5.9 million. Classified assets increased to $39.9 million at September 30, 2019, from $32.6 million at June 30, 2019. Classified assets from the F&M acquisition were $7.5 million.

Estimated Bank and Company capital ratios exceeded regulatory guidelines for a well-capitalized financial institution under the Basel III regulatory requirements at September 30, 2019:

	Citizens Community Federal N.A.	Citizens Community Bancorp, Inc.	To Be Well Capitalized Under Prompt Corrective Action Provisions
Tier 1 leverage ratio (to adjusted total assets)	10.2%	7.2%	5.0%
Tier 1 capital (to risk weighted assets)	12.7%	9.1%	8.0%
Common equity tier 1 capital (to risk weighted assets)	12.7%	9.1%	6.5%
Total capital (to risk weighted assets)	13.5%	11.1%	10.0%

Balance Sheet and Asset Quality Review

Asset growth continued in the quarter ended September 30, 2019, fueled primarily by the acquisition of F&M along with new loan originations. Asset growth, however, was tempered by a loan sale and acquired loan portfolio repayments and payoffs. Total assets were $1.48 billion at September 30, 2019, compared to $1.35 billion at June 30, 2019 and $975.4 million one year earlier.

In the quarter, securities available for sale ("AFS") increased $28.2 million. The Bank purchased $19.6 million of floating-rate securities with an estimated yield of 3.00% and purchased $15.5 million of fixed-rate securities with an estimated yield of 2.88%. The estimated repricing duration of the AFS portfolio changed from 2.09 years at June 30, 2019 to 2.05 years at September 30, 2019. The Bank liquidated the F&M securities portfolio in early July and there were no gains or losses on the sale of these securities.

Net loans were $1.12 billion at September 30, 2019 compared to $1.02 billion at June 30, 2019. The Community Banking loan portfolio consisting of commercial, agricultural and consumer loans grew to $903.7 million or 79.6%, of gross loans, largely due to the F&M acquisition. The Bank's agricultural real estate loans totaled $89.4 million or 7.9% of gross loans and agricultural non-real estate loans totaled $39.8 million or 3.5% of gross loans at September 30, 2019. The total agricultural portfolio is split by approximately 48% of secured real estate, 28% term debt and 24% of operating lines. The total agricultural portfolio is approximately 35% row crop, 27% owned and rented land, 25% dairy and 13% other.

The Legacy loan portfolio consisting of indirect paper and one-to-four family loans decreased $19.4 million to $231 million at September 30, 2019 or 20.4% of total loans, from $250.4 million at June 30, 2019. The decline in Legacy loans reflect the sale of all purchased indirect paper loans and the planned runoff of originated indirect paper and one-to-four family residential real estate loans.

The allowance for loan and lease losses increased to $9.2 million, at September 30, 2019, representing 0.82% of total loans, compared to $8.8 million and 0.86% of total loans at June 30, 2019. Approximately 36.1% of the Bank's loan portfolio represents acquired performing loans and marked to fair value as of the acquisition date. Associated with the acquired loan portfolio, is $6.7 million of purchase-discount related to credit impaired acquired loans. Net charge offs were $157,000 for the quarter ended September 30, 2019, compared to $273,000 for the quarter ended June 30, 2019. The second quarter charge offs include $225,000 of charge-offs with specific reserves.

Nonperforming assets increased to $21.5 million, or 1.46% of total assets at September 30, 2019, compared to $15.9 million or 1.18% at June 30, 2019. The increase in the most recent quarter primarily related to the F&M acquisition, which added $5.9 million to nonperforming assets. Classified assets increased $7.3 million during the current quarter to $39.9 million. The increase is largely due to the $7.5 million of classified assets related to the F&M acquisition at September 30, 2019. Included in classified assets, are agricultural real estate loans of approximately $7.7 million at September 30, 2019 compared to $7.8 million at June 30, 2019 and agricultural non-real estate loans of approximately $2.0 million at September 30, 2019 or flat compared with June 30, 2019.

Fixed assets grew in the current quarter due to the purchase of two previously leased branches and the addition of F&M's two branch offices. The Bank purchased a third previously leased branch in the second quarter. The purchase of these three branches resulted in decreases in other assets and other liabilities due to the impact of eliminating these branches from the right of use asset and lease liability recorded in the first quarter of 2019.

Deposits increased $146.3 million to $1.16 billion at September 30, 2019 from $1.02 billion at June 30, 2019. The increase in deposits was largely due to the F&M acquisition. The F&M acquisition increased non-maturity deposits as a percent of total deposits.

Federal Home Loan Bank advances decreased to $113.5 million at September 30, 2019 from $135.8 million at June 30, 2019. In addition to reducing outstanding advances related to the runoff of the acquired loan portfolio, the Bank repaid short-term existing FHLB advances and entered into $32.5 million of lower costing FHLB callable debt. At September 30, 2019, the Bank had $42.5 million of a 10-year maturity at a weighted average cost of 1.03% and the FHLB can call the debt quarterly until maturity.

Total stockholders’ equity increased to $148.0 million at September 30, 2019, from $143.2 million one quarter earlier, as the Company benefitted from the addition of earnings and a reduction in accumulated other comprehensive loss, mainly due to lower long-term interest rates. Tangible book value per share (non-GAAP)5 was

$9.60 at September 30, 2019, compared to $9.56 at June 30, 2019. Stockholders' equity as a percent of total assets was 10.03% at September 30, 2019, compared to 10.62% at June 30, 2019. Tangible common equity (non-GAAP)5 as a percent of tangible assets (non-GAAP) was 7.54% at September 30, 2019, compared to 8.01% at June 30, 2019.

Review of Operations

Net interest income was $11.6 million for the third quarter of 2019, compared to $10.1 million for the second quarter of 2019, and $7.9 million for the quarter ended September 30, 2018. The net interest margin (“NIM”) increased to 3.34% for the third quarter of 2019 compared to 3.30% in the preceding quarter and 3.45% for the like quarter one year earlier.

The yield on interest earnings assets decreased one basis point to 4.67% for the third quarter of 2019 from 4.68% the previous quarter and increased 18 basis points from the third quarter one year earlier. Meanwhile, the cost of interest-bearing liabilities decreased 7 basis points to 1.56% for the third quarter from 1.63% one quarter earlier and increased 30 basis points from one year earlier. The primary decrease in funding costs was due to lower FHLB advances and other borrowing costs.

For the quarter ended September 30, 2019, the Company’s net interest margin benefited from $50,000 of purchased loan accretion, or two basis points compared to $54,000, or two basis points in the prior quarter. Scheduled accretion for acquired loans, was $234,000, $194,000, and $142,000 for the quarters ended September 30, 2019, June 30, 2019 and September 30, 2018, respectively.

“The growth in our margin was largely due to the refinancing of the FHLB debt discussed above, The modest increase in loan accretion was more than offset by the interest expense on the $19.9 million of holding company debt to fund the F&M acquisition," said Jim Broucek, Chief Financial Officer.

Loan loss provisions increased to $575,000 for the quarter ended September 30, 2019 from $325,000 for the quarter ended June 30, 2019. The provisions for each period were primarily due to continued new originated loan growth, charge-offs without specific reserves associated with the underlying loans ($157,000 in third quarter compared to $48,000 in the second quarter) and in the third quarter, an approximately $150,000 increase in specific reserves primarily related to certain residential loans.

Total non-interest income was $3.6 million for the third quarter compared to $5.2 million for the preceding quarter and $2.0 million for the quarter ended September 30, 2018. The second quarter reflected a $2.3 million gain on the sale of the Rochester Hills branch. Excluding the branch sale gain, total non-interest income would have been $2.9 million in the second quarter. The relative increase in non-interest income in the third quarter reflects higher loan fees driven by commercial activity and gains on sale of mortgage loans driven by refinancing activities and an $94,000 incentive payment from a card provider due to increased debit card activity. Additionally, service charges on deposit accounts, interchange income and loan servicing income all increased primarily due to the F&M acquisition.

Total non-interest expense was $13.0 million for the third quarter of 2019, compared to $9.4 million in the prior quarter and $7.6 million for the quarter ended September 30, 2018. Total non-interest expense for the current quarter reflects $2.9 million in merger related expenses versus $206,000 in the second quarter of 2019 and $131,000 in the third quarter of 2018 and a full quarter impact of expenses due to the F&M acquisition of approximately $900,000.

Compensation and benefits expense increased to $5.3 million for the third quarter of 2019 from $4.6 million the previous quarter largely due to the F&M acquisition. Due to the two weeks between the F&M acquisition close and computer conversion, cost savings were realized early in the quarter. In the fourth quarter, no material changes in compensation due to cost savings are expected.

Data processing expenses increased to $1.1 million for the third quarter of 2019 from $874,000 during the prior quarter due in part to a larger number of deposit and loan accounts serviced through our core processor, largely due to the F&M acquisition.

Amortization of mortgage servicing rights increased during the quarter ended September 30, 2019 from $306,000 in the prior quarter to $325,000 during the current quarter due to increased prepayments in the Company’s servicing portfolio related to the lower interest rate environment.

Advertising, marketing and public relations expenses decreased to $315,000 during the third quarter from $456,000 in the prior quarter. Although these costs declined from the prior period, the expenses remain elevated over historical run rates. We would expect fourth quarter marketing expenses to remain consistent with third quarter as there was some spill over of marketing costs from the third quarter to the fourth quarter. We anticipate a decrease to the $225,000 to $250,000 range in 2020, which approximates the historic run rates for CCFBank as adjusted for the marketing costs in the acquired bank markets.

Merger related expenses incurred in the current quarter and included in the consolidated statement of operations consisted of the following: (1) $200,000 recorded in professional services and (2) $2.7 million recorded in other non-interest expense.

Merger related expenses incurred in the quarter ended June 30, 2019 and included in the consolidated statement of operations consisted of the following: (1) $126,000 recorded in professional services and (2) $80,000 recorded in other non-interest expense.

Provisions for income taxes declined to $430,000 for the third quarter ended September 30, 2019 from $1.5 million during the preceding quarter. The effective tax rate for the third quarter was 25.8% compared to 26.8% during the prior quarter. The third quarter tax rate reflects the Company's estimated tax position at September 30, 2019. We anticipate that the fourth quarter tax rate should be similar to the third quarter based on current tax positions, which will be reviewed in the fourth quarter after our 2018 tax return is filed in October. The impact of lower non-deductible merger expenses contributed to the lower tax rate.

These financial results are preliminary until the Form 10-Q is filed in November 2019.

About the Company
Citizens Community Bancorp, Inc. (NASDAQ: “CZWI”) is the holding company of the Bank, a national bank based in Altoona, Wisconsin, currently serving customers primarily in Wisconsin and Minnesota through 28 branch locations. Its primary markets include the Chippewa Valley Region in Wisconsin, the Twin Cities and Mankato markets in Minnesota, and various rural communities around these areas. The Bank offers traditional community banking services to businesses, Ag operators and consumers, including one-to-four family mortgages.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this release are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified using forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "estimates," "intend," "may," "preliminary," "planned," "potential," "should," "will," "would" or the negative of those terms or other words of similar meaning. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the operations and business environment of the Company and the Bank. These uncertainties include the conditions in the financial markets and economic conditions generally; the possibility of a deterioration in the residential real estate markets; interest rate risk; lending risk; the sufficiency of loan allowances; changes in the fair value or ratings downgrades of our securities; competitive pressures among depository and other financial institutions; our ability to realize the benefits of net deferred tax assets; our ability to maintain or increase our market share; acts of terrorism and political or military actions by the United States or other governments; legislative or regulatory changes or actions, or significant litigation, adversely affecting the Company or Bank; increases in FDIC insurance premiums or special assessments by the FDIC; disintermediation risk; our inability to obtain needed liquidity; risks related to the success of the acquisition of F. & M. Bancorp. of Tomah, Inc. ("F&M") through merger (the “F&M Merger”) and integration of F&M into the Company’s operations; the risk that the combined company may be unable to retain the Company and/or F&M personnel successfully after the F&M Merger is completed; our ability to successfully execute our acquisition growth strategy; risks posed by acquisitions and other expansion opportunities, including difficulties and delays in integrating the acquired business operations or fully realizing the cost savings and other benefits; our ability to raise capital needed to fund growth or meet regulatory requirements; the possibility that our internal controls and procedures could fail or be circumvented; our ability to attract and retain key personnel; our ability to keep pace with technological change; cybersecurity risks; changes in federal or state tax laws; changes in accounting principles, policies or guidelines and their impact on financial performance; restrictions on our ability to pay dividends; and the potential volatility of our stock price. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Such uncertainties and other risks that may affect the Company’s performance are discussed further in Part I, Item 1A, “Risk Factors,” in the Company’s Form 10-K, for the transition period ended December 31, 2018 filed with the Securities and Exchange Commission ("SEC") on March 8, 2019 and the Company's subsequent filings with the SEC. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this news release or to update them to reflect events or circumstances occurring after the date of this release.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, such as net income as adjusted, tangible book value per share and tangible common equity as a percent of tangible assets, which management believes may be helpful in understanding the Company's results of operations or financial position and comparing results over different periods.
Net income as adjusted is a non-GAAP measure that eliminates the impact of certain expenses such as acquisition and branch closure costs and related data processing termination fees, legal costs, severance pay, accelerated depreciation expense and lease termination fees, the gain on sale of branch deposits and fixed assets and the net impact of the Tax Cuts and Jobs Act of 2017, which management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Merger related charges represent expenses to either satisfy contractual obligations of acquired entities without any useful benefit to the Company or to convert and consolidate customer records onto the Company platforms. These costs are unique to each transaction based on the contracts in existence at the merger date. Tangible book value per share and tangible common equity as a percent of tangible assets are non-GAAP measures that eliminate the impact of preferred stock equity, goodwill and intangible assets on our financial position. Management believes these measures are useful in assessing the strength of our financial position.
Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other banks and financial institutions.
Contact: Steve Bianchi, CEO
(715)-836-9994

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Balance Sheets
(in thousands)

	September 30, 2019 (unaudited)	June 30, 2019 (unaudited)	December 31, 2018 (audited)	September 30, 2018 (audited)
Assets
Cash and cash equivalents	$52,276	$47,008	$45,778	$34,494
Other interest bearing deposits	5,245	5,980	7,460	7,180
Securities available for sale "AFS"	182,956	154,760	146,725	118,482
Securities held to maturity "HTM"	3,665	3,828	4,850	4,619
Equity securities with readily determinable fair value	241	177	—	—
Non-marketable equity securities, at cost	12,622	12,543	11,261	7,218
Loans receivable	1,124,378	1,019,957	992,556	759,247
Allowance for loan losses	(9,177)	(8,759)	(7,604)	(6,748)
Loans receivable, net	1,115,201	1,011,198	984,952	752,499
Loans held for sale	3,262	2,475	1,927	1,917
Mortgage servicing rights	4,245	4,319	4,486	1,840
Office properties and equipment, net	20,938	15,287	13,513	10,034
Accrued interest receivable	4,993	4,452	4,307	3,600
Intangible assets	7,999	6,828	7,501	4,805
Goodwill	31,841	31,474	31,474	10,444
Foreclosed and repossessed assets, net	1,373	1,387	2,570	2,768
Bank owned life insurance	22,895	18,022	17,792	11,661
Escrow merger settlement proceeds	—	20,555	—	—
Other assets	5,612	8,127	3,328	3,848
TOTAL ASSETS	$1,475,364	$1,348,420	$1,287,924	$975,409
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,161,750	$1,015,459	$1,007,512	$746,529
Federal Home Loan Bank advances	113,466	135,844	109,813	63,000
Other borrowings	44,545	44,551	24,647	24,619
Other liabilities	7,574	9,324	7,765	5,414
Total liabilities	1,327,335	1,205,178	1,149,737	839,562
Stockholders’ equity:
Common stock— $0.01 par value, authorized 30,000,000; 11,270,710; 10,982,008; 10,953,512 and 10,913,853 shares issued and outstanding, respectively	113	110	109	109
Additional paid-in capital	128,926	125,822	125,512	125,063
Retained earnings	19,348	18,114	15,264	14,003
Unearned deferred compensation	(630)	(757)	(857)	(622)
Accumulated other comprehensive income (loss)	272	(47)	(1,841)	(2,706)
Total stockholders’ equity	148,029	143,242	138,187	135,847
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,475,364	$1,348,420	$1,287,924	$975,409
Note: Certain items previously reported were reclassified for consistency with the current presentation.

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Interest and dividend income:
Interest and fees on loans	$14,646	$12,976	$9,414	$40,036	$26,818
Interest on investments	1,577	1,360	948	4,241	2,666
Total interest and dividend income	16,223	14,336	10,362	44,277	29,484
Interest expense:
Interest on deposits	3,371	2,926	1,659	8,890	4,341
Interest on FHLB borrowed funds	639	913	323	2,213	1,049
Interest on other borrowed funds	620	414	440	1,436	1,318
Total interest expense	4,630	4,253	2,422	12,539	6,708
Net interest income before provision for loan losses	11,593	10,083	7,940	31,738	22,776
Provision for loan losses	575	325	450	2,125	1,200
Net interest income after provision for loan losses	11,018	9,758	7,490	29,613	21,576
Non-interest income:
Service charges on deposit accounts	625	581	489	1,756	1,332
Interchange income	476	453	338	1,267	978
Loan servicing income	714	634	368	1,902	1,051
Gain on sale of loans	679	573	234	1,560	649
Loan fees and service charges	471	261	164	860	367
Insurance commission income	197	192	180	573	554
Gains (losses) on investment securities	96	21	—	151	(17)
Gain on sale of branch	—	2,295	—	2,295	—
Other	363	228	216	827	517
Total non-interest income	3,621	5,238	1,989	11,191	5,431
Non-interest expense:
Compensation and benefits	5,295	4,604	3,778	14,605	11,424
Occupancy	905	866	776	2,725	2,270
Office	599	528	468	1,649	1,311
Data processing	1,092	874	771	2,953	2,224
Amortization of intangible assets	412	346	161	1,085	483
Amortization of mortgage servicing rights	325	306	85	822	245
Advertising, marketing and public relations	315	456	265	974	596
FDIC premium assessment	78	146	121	318	330
Professional services	561	575	577	1,961	1,635
(Gains) losses on repossessed assets, net	(16)	(90)	71	(143)	521
Other	3,409	776	571	5,309	1,582
Total non-interest expense	12,975	9,389	7,644	32,258	22,621
Income before provision for income taxes	1,664	5,607	1,835	8,546	4,386
Provision for income taxes	430	1,500	736	2,252	1,443
Net income attributable to common stockholders	$1,234	$4,107	$1,099	$6,294	$2,943
Per share information:
Basic earnings	$0.11	$0.37	$0.18	$0.57	$0.49
Diluted earnings	$0.11	$0.37	$0.10	$0.57	$0.38
Cash dividends paid	$—	$—	$—	$0.20	$0.20
Book value per share at end of period	$13.13	$13.04	$12.45	$13.13	$12.45
Tangible book value per share at end of period (non-GAAP)	$9.60	$9.56	$11.05	$9.60	$11.05
Note: Certain items previously reported were reclassified for consistency with the current presentation.

Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

GAAP earnings before income taxes	$1,664	$5,607	$1,835	$8,546	$4,386
Merger related costs (1)	2,911	206	131	3,776	369
Branch closure costs (2)	—	—	2	15	19
Audit and Financial Reporting (3)	—	—	—	358	—
Gain on sale of branch	—	(2,295)	—	(2,295)	—
Net income as adjusted before income taxes (4)	4,575	3,518	1,968	10,400	4,774
Provision for income tax on net income as adjusted (5)	1,180	943	789	2,746	1,571
Net income as adjusted after income taxes (non-GAAP) (4)	$3,395	$2,575	$1,179	$7,654	$3,203
GAAP diluted earnings per share, net of tax	$0.11	$0.37	$0.10	$0.57	$0.38
Merger related costs, net of tax (1)	0.19	0.01	0.01	0.25	0.03
Branch closure costs, net of tax	—	—	—	—	—
Audit and Financial Reporting	—	—	—	0.02	—
Gain on sale of branch	—	(0.15)	—	(0.15)	—
Diluted earnings per share, as adjusted, net of tax (non-GAAP)	$0.30	$0.23	$0.11	$0.69	$0.41

Average diluted shares outstanding	11,276,005	10,994,470	10,950,980	11,068,227	7,811,655

(1) Costs incurred are included as professional fees and other non-interest expense in the consolidated statement of operations and include costs of $61,000, $160,000 and $118,000 for the quarters ended September 30, 2019, June 30, 2019 and September 30, 2018, respectively, and $341,000 and $350,000 for the nine months ended September 30, 2019 and 2018, respectively, which are nondeductible expenses for federal income tax purposes.
(2) Branch closure costs include severance pay recorded in compensation and benefits, accelerated depreciation expense and lease termination fees included in occupancy and other costs included in other non-interest expense in the consolidated statement of operations.
(3) Audit and financial reporting costs include additional audit and professional fees related to the change in our year end from September 30 to December 31.
(4) Net income as adjusted is a non-GAAP measure that management believes enhances the market's ability to assess the underlying business performance and trends related to core business activities.
(5) Provision for income tax on net income as adjusted is calculated at our effective tax rate for each respective period presented.

Nonperforming Assets:
(in thousands, except ratios)

	September 30, 2019 and Three Months Ended	June 30, 2019 and Three Months Ended	December 31, 2018 and Three Months Ended	September 30, 2018 and Three Months Ended
Nonperforming assets:
Nonaccrual loans
One to four family	$2,255	$2,298	$2,331	$1,939
Commercial real estate	6,324	1,732	808	499
Agricultural real estate	6,191	5,717	2,019	2,637
Consumer non-real estate	191	165	120	86
Commercial non-real estate	2,072	1,785	1,314	1,196
Agricultural non-real estate	1,989	1,915	762	853
Total nonaccrual loans	$19,022	$13,612	$7,354	$7,210
Accruing loans past due 90 days or more	1,099	880	736	1,117
Total nonperforming loans ("NPLs")	20,121	14,492	8,090	8,327
Other real estate owned ("OREO")	1,348	1,354	2,522	2,749
Other collateral owned	25	33	48	19
Total nonperforming assets ("NPAs")	$21,494	$15,879	$10,660	$11,095
Troubled Debt Restructurings ("TDRs")	$11,795	$10,000	$8,722	$8,418
Nonaccrual TDRs	$4,601	$4,101	$2,667	$2,687
Average outstanding loan balance	$1,143,252	$1,023,447	$921,951	$754,442
Loans, end of period	$1,124,378	$1,019,957	$992,556	$759,247
Total assets, end of period	$1,475,364	$1,348,420	$1,287,924	$975,409
Allowance for loan losses ("ALL"), at beginning of period	$8,759	$8,707	$6,748	$6,458
Loans charged off:
Residential real estate	(133)	(23)	(43)	(82)
Commercial/Agricultural real estate	—	(225)	—	—
Consumer non-real estate	(46)	(48)	(79)	(85)
Commercial/Agricultural non-real estate	—	—	—	(47)
Total loans charged off	(179)	(296)	(122)	(214)
Recoveries of loans previously charged off:
Residential real estate	1	—	4	28
Commercial/Agricultural real estate	—	3	—	—
Consumer non-real estate	21	20	24	25
Commercial/Agricultural non-real estate	—	—	—	1
Total recoveries of loans previously charged off:	22	23	28	54
Net loans charged off ("NCOs")	(157)	(273)	(94)	(160)
Additions to ALL via provision for loan losses charged to operations	575	325	950	450
ALL, at end of period	$9,177	$8,759	$7,604	$6,748
Ratios:
ALL to NCOs (annualized)	1,461.31%	802.11%	2,022.34%	1,054.38%
NCOs (annualized) to average loans	0.05%	0.11%	0.04%	0.08%
ALL to total loans	0.82%	0.86%	0.77%	0.89%
NPLs to total loans	1.79%	1.42%	0.82%	1.10%
NPAs to total assets	1.46%	1.18%	0.83%	1.14%

Nonaccrual Loans Rollforward:
(in thousands)

	Quarter Ended
	September 30, 2019	June 30, 2019	December 31, 2018	September 30, 2018
Balance, beginning of period	$13,612	$9,871	$7,210	$6,627
Additions	1,493	7,405	906	2,030
Acquired nonaccrual loans	5,898	—	941	—
Charge offs	(134)	(262)	(40)	(68)
Transfers to OREO	(209)	(236)	(201)	(400)
Return to accrual status	(53)	(149)	—	(93)
Payments received	(1,539)	(2,612)	(1,429)	(676)
Other, net	(46)	(405)	(33)	(210)
Balance, end of period	$19,022	$13,612	$7,354	$7,210
Other Real Estate Owned Rollforward:
(in thousands)

	Quarter Ended
	September 30, 2019	June 30, 2019	December 31, 2018	September 30, 2018
Balance, beginning of period	$1,354	$2,071	$2,749	$5,328
Loans transferred in	209	236	201	400
Branch properties sales	—	—	—	(1,245)
Sales	(220)	(958)	(210)	(1,762)
Write-downs	—	(23)	—	(127)
Other, net	5	28	(218)	155
Balance, end of period	$1,348	$1,354	$2,522	$2,749

Troubled Debt Restructurings in Accrual Status
(in thousands, except number of modifications)

	September 30, 2019		June 30, 2019		December 31, 2018		September 30, 2018
	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment
Troubled debt restructurings: Accrual Status
Residential real estate	39	$3,094	39	$3,137	34	$3,319	34	$3,495
Commercial/Agricultural real estate	18	3,574	14	2,202	15	2,209	14	1,646
Consumer non-real estate	8	74	11	82	13	99	14	109
Commercial/Agricultural non-real estate	4	452	4	478	2	428	3	481
Total loans	69	$7,194	68	$5,899	64	$6,055	65	$5,731

Loan Composition - Detail
(in thousands)

To help better understand the Bank's loan trends, we have added the table below. The loan categories and amounts shown are the same as on the following page and are presented in a different format. The Community Banking loan portfolios reflect the Bank's strategy to grow its commercial banking business and consumer lending. The Legacy loan portfolios reflect the Bank's strategy to sell substantially all newly originated one to four family loans in the secondary market and the discontinuation of originated and purchased indirect paper loans, effective in the first quarter of fiscal 2017.

	September 30, 2019	June 30, 2019	December 31, 2018	September 30, 2018
Community Banking Loan Portfolios:
Commercial/Agricultural real estate:
Commercial real estate	$465,046	$374,441	$357,959	$216,703
Agricultural real estate	89,441	92,137	86,015	70,517
Multi-family real estate	87,758	83,423	69,400	48,061
Construction and land development	65,550	52,071	22,691	17,739
Commercial/Agricultural non-real estate:
Commercial non-real estate	127,232	107,754	112,427	76,254
Agricultural non-real estate	39,827	36,827	36,327	26,549
Residential real estate:
Purchased HELOC loans	10,120	11,125	12,883	13,729
Consumer non-real estate:
Other consumer	18,770	18,389	20,214	18,844
Total Community Banking Loan Portfolios	903,744	776,167	717,916	488,396

Legacy Loan Portfolios:
Residential real estate:
One to four family	188,070	191,890	209,926	196,052
Consumer non-real estate:
Originated indirect paper	42,894	47,391	56,585	60,991
Purchased indirect paper	—	11,155	15,006	17,254
Total Legacy Loan Portfolios	230,964	250,436	281,517	274,297
Gross loans	$1,134,708	$1,026,603	$999,433	$762,693

Loan Composition	September 30, 2019	June 30, 2019	December 31, 2018	September 30, 2018
Originated Loans:
Residential real estate:
One to four family	$114,507	$117,585	$121,053	$122,797
Purchased HELOC loans	10,120	11,125	12,883	13,729
Commercial/Agricultural real estate:
Commercial real estate	244,809	239,051	200,875	168,319
Agricultural real estate	34,527	34,927	29,589	27,017
Multi-family real estate	69,556	75,664	61,574	44,767
Construction and land development	52,319	35,030	15,812	14,648
Consumer non-real estate:
Originated indirect paper	42,894	47,391	56,585	60,991
Purchased indirect paper	—	11,155	15,006	17,254
Other Consumer	15,718	15,229	15,553	15,991
Commercial/Agricultural non-real estate:
Commercial non-real estate	80,941	75,186	73,518	62,196
Agricultural non-real estate	22,057	21,776	17,341	17,514
Total originated loans	$687,448	$684,119	$619,789	$565,223
Acquired Loans:
Residential real estate:
One to four family	$73,563	$74,305	$88,873	$73,255
Commercial/Agricultural real estate:
Commercial real estate	220,237	135,390	157,084	48,384
Agricultural real estate	54,914	57,210	56,426	43,500
Multi-family real estate	18,202	7,759	7,826	3,294
Construction and land development	13,231	17,041	6,879	3,091
Consumer non-real estate:
Other Consumer	3,052	3,160	4,661	2,853
Commercial/Agricultural non-real estate:
Commercial non-real estate	46,291	32,568	38,909	14,058
Agricultural non-real estate	17,770	15,051	18,986	9,035
Total acquired loans	$447,260	$342,484	$379,644	$197,470
Total Loans:
Residential real estate:
One to four family	$188,070	$191,890	$209,926	$196,052
Purchased HELOC loans	10,120	11,125	12,883	13,729
Commercial/Agricultural real estate:
Commercial real estate	465,046	374,441	357,959	216,703
Agricultural real estate	89,441	92,137	86,015	70,517
Multi-family real estate	87,758	83,423	69,400	48,061
Construction and land development	65,550	52,071	22,691	17,739
Consumer non-real estate:
Originated indirect paper	42,894	47,391	56,585	60,991
Purchased indirect paper	—	11,155	15,006	17,254
Other Consumer	18,770	18,389	20,214	18,844
Commercial/Agricultural non-real estate:
Commercial non-real estate	127,232	107,754	112,427	76,254
Agricultural non-real estate	39,827	36,827	36,327	26,549
Gross loans	$1,134,708	$1,026,603	$999,433	$762,693
Unearned net deferred fees and costs and loans in process	(158)	98	409	557
Unamortized discount on acquired loans	(10,172)	(6,744)	(7,286)	(4,003)
Total loans receivable	$1,124,378	$1,019,957	$992,556	$759,247

Deposit Composition:
(in thousands)

	September 30, 2019	June 30, 2019	December 31, 2018	September 30, 2018
Non-interest bearing demand deposits	$174,202	$140,130	$155,405	$87,495
Interest bearing demand deposits	209,644	180,001	169,310	139,276
Savings accounts	165,419	148,005	192,310	97,329
Money market accounts	193,654	155,964	126,021	109,314
Certificate accounts	418,831	391,359	364,466	313,115
Total deposits	$1,161,750	$1,015,459	$1,007,512	$746,529

Average balances, Interest Yields and Rates:
(in thousands, except yields and rates)

	Three months ended September 30, 2019			Three months ended June 30, 2019			Three months ended September 30, 2018
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)
Average interest earning assets:
Cash and cash equivalents	$32,376	$203	2.49%	$30,076	$171	2.28%	$24,468	$117	1.90%
Loans receivable	1,143,252	14,646	5.08%	1,023,447	12,976	5.09%	754,442	9,414	4.95%
Interest bearing deposits	5,577	34	2.42%	5,967	35	2.35%	7,971	42	2.09%
Investment securities (1)	185,921	1,174	2.56%	158,991	996	2.60%	124,991	674	2.30%
Non-marketable equity securities, at cost	13,072	166	5.04%	12,114	158	5.23%	7,581	115	6.02%
Total interest earning assets (1)	$1,380,198	$16,223	4.67%	$1,230,595	$14,336	4.68%	$919,453	$10,362	4.49%
Average interest bearing liabilities:
Savings accounts	$158,967	$155	0.39%	$147,456	$149	0.41%	$93,551	$59	0.25%
Demand deposits	219,955	550	0.99%	191,858	383	0.80%	146,372	142	0.38%
Money market accounts	200,647	593	1.17%	164,402	448	1.09%	116,597	213	0.72%
CD’s	381,331	1,870	1.95%	336,253	1,765	2.11%	277,125	1,145	1.64%
IRA’s	44,184	203	1.82%	40,688	181	1.78%	33,029	100	1.20%
Total deposits	$1,005,084	$3,371	1.33%	$880,657	$2,926	1.33%	$666,674	$1,659	0.99%
FHLB advances and other borrowings	169,908	1,259	2.94%	165,733	1,327	3.21%	96,448	763	3.14%
Total interest bearing liabilities	$1,174,992	$4,630	1.56%	$1,046,390	$4,253	1.63%	$763,122	$2,422	1.26%
Net interest income		$11,593			$10,083			$7,940
Interest rate spread			3.11%			3.05%			3.23%
Net interest margin (1)			3.34%			3.30%			3.45%
Average interest earning assets to average interest bearing liabilities			1.18			1.18			1.20

(1) Fully taxable equivalent (FTE). The average yield on tax exempt securities is computed on a tax equivalent basis using a tax rate of 21% for the quarters ended September 30, 2019 and June 30, 2019 and 24.5% for the quarter ended September 30, 2018. The FTE adjustment to net interest income included in the rate calculations totaled $27,000, $35,000 and $51,000 for the three months ended September 30, 2019, June 30, 2019 and September 30, 2018, respectively.

	Nine months ended September 30, 2019			Nine months ended September 30, 2018
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)
Average interest earning assets:
Cash and cash equivalents	$29,489	$542	2.46%	$23,814	$240	1.35%
Loans receivable	1,054,492	40,036	5.08%	736,478	26,818	4.87%
Interest bearing deposits	6,153	107	2.33%	7,890	117	1.98%
Investment securities (1)	167,023	3,119	2.58%	121,216	1,996	2.38%
Non-marketable equity securities, at cost	11,853	473	5.34%	7,915	313	5.29%
Total interest earning assets (1)	$1,269,010	$44,277	4.68%	$897,313	$29,484	4.42%
Average interest bearing liabilities:
Savings accounts	$156,851	$479	0.41%	$94,263	$140	0.20%
Demand deposits	200,387	1,288	0.86%	150,023	385	0.34%
Money market accounts	172,671	1,423	1.10%	116,948	570	0.65%
CD’s	348,139	5,163	1.98%	271,352	2,968	1.46%
IRA’s	41,576	537	1.73%	33,202	278	1.12%
Total deposits	$919,624	$8,890	1.29%	$665,788	$4,341	0.87%
FHLB advances and other borrowings	153,960	3,649	3.17%	109,628	2,367	2.89%
Total interest bearing liabilities	$1,073,584	$12,539	1.56%	$775,416	$6,708	1.16%
Net interest income		$31,738			$22,776
Interest rate spread			3.12%			3.26%
Net interest margin (1)			3.35%			3.42%
Average interest earning assets to average interest bearing liabilities			1.18			1.16

(1) Fully taxable equivalent (FTE). The average yield on tax exempt securities is computed on a tax equivalent basis using a tax rate of 21% for the nine months ended September 30, 2019 and 24.5% for the nine months ended September 30, 2018. The FTE adjustment to net interest income included in the rate calculations totaled $103,000 and $158,000 for the nine months ended September 30, 2019 and September 30, 2018, respectively.

CITIZENS COMMUNITY FEDERAL N.A.
Selected Capital Composition Highlights (unaudited)

	September 30, 2019	June 30, 2019	December 31, 2018	September 30, 2018	To Be Well Capitalized Under Prompt Corrective Action Provisions
Tier 1 leverage ratio (to adjusted total assets)	10.2%	9.7%	9.7%	9.2%	5.0%
Tier 1 capital (to risk weighted assets)	12.7%	12.2%	11.9%	12.2%	8.0%
Common equity tier 1 capital (to risk weighted assets)	12.7%	12.2%	11.9%	12.2%	6.5%
Total capital (to risk weighted assets)	13.5%	13.1%	12.7%	13.1%	10.0%

Reconciliation of Return on Average Assets as Adjusted (non-GAAP):
(in thousands, except ratios)

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

GAAP earnings after income taxes	$1,234	$4,107	$1,099	$6,294	$2,943
Net income as adjusted after income taxes (non-GAAP) (1)	$3,395	$2,575	$1,179	$7,654	$3,203
Average assets	1,454,455	1,334,860	981,181	1,368,430	862,475
Return on average assets (annualized)	0.34%	1.23%	0.44%	0.61%	0.46%
Return on average assets as adjusted (non-GAAP) (annualized)	0.93%	0.77%	0.48%	0.75%	0.50%
(1) See Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)

Reconciliation of Return on Average Equity as Adjusted (non-GAAP):
(in thousands, except ratios)

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

GAAP earnings after income taxes	$1,234	$4,107	$1,099	$6,294	$2,943
Net income as adjusted after income taxes (non-GAAP) (1)	$3,395	$2,575	$1,179	$7,654	$3,203
Average equity	146,116	140,561	135,670	141,608	98,452
Return on average equity (annualized)	3.35%	11.72%	3.21%	5.94%	4.00%
Return on average equity as adjusted (non-GAAP) (annualized)	9.22%	7.27%	3.45%	7.23%	4.35%
(1) See Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)

Reconciliation of Efficiency Ratio as Adjusted (non-GAAP):
(in thousands, except ratios)

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

Non-interest expense (GAAP)	$12,975	$9,389	$7,644	$32,258	$22,621
Merger related Costs (1)	(2,911)	206	131	(3,776)	369
Branch Closure Costs (1)	—	—	2	(15)	19
Audit and financial reporting (1)	—	—	—	(358)	—
Non-interest expense as adjusted (non-GAAP)	10,064	9,595	7,777	28,109	23,009

Non-interest income	3,621	5,238	1,989	11,191	5,431
Net interest margin	11,593	10,083	7,940	31,738	22,776
Efficiency ratio denominator (GAAP)	15,214	15,321	9,929	42,929	28,207
Gain on sale of branch (1)	—	(2,295)	—	(2,295)	—
Efficiency ratio denominator (non-GAAP)	15,214	13,026	9,929	40,634	28,207
Efficiency ratio (GAAP)	85%	61%	77%	75%	80%
Efficiency ratio (non-GAAP)	66%	74%	78%	69%	82%
(1) See Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)

Reconciliation of tangible book value per share (non-GAAP):
(in thousands, except per share data)

Tangible book value per share at end of period	September 30, 2019	June 30, 2019	December 31, 2018	September 30, 2018
Total stockholders' equity	$148,029	$143,242	$138,187	$135,847
Less: Goodwill	(31,841)	(31,474)	(31,474)	(10,444)
Less: Intangible assets	(7,999)	(6,828)	(7,501)	(4,805)
Tangible common equity (non-GAAP)	$108,189	$104,940	$99,212	$120,598
Ending common shares outstanding	11,270,710	10,982,008	10,953,512	10,913,853
Book value per share	$13.13	$13.04	$12.62	$12.45
Tangible book value per share (non-GAAP)	$9.60	$9.56	$9.06	$11.05

Reconciliation of tangible common equity as a percent of tangible assets (non-GAAP):
(in thousands, except ratios)

Tangible common equity as a percent of tangible assets at end of period	September 30, 2019	June 30, 2019	December 31, 2018	September 30, 2018
Total stockholders' equity	$148,029	$143,242	$138,187	$135,847
Less: Goodwill	(31,841)	(31,474)	(31,474)	(10,444)
Less: Intangible assets	(7,999)	(6,828)	(7,501)	(4,805)
Tangible common equity (non-GAAP)	$108,189	$104,940	$99,212	$120,598
Total Assets	$1,475,364	$1,348,420	$1,287,924	$975,409
Less: Goodwill	(31,841)	(31,474)	(31,474)	(10,444)
Less: Intangible assets	(7,999)	(6,828)	(7,501)	(4,805)
Tangible Assets (non-GAAP)	$1,435,524	$1,310,118	$1,248,949	$960,160
Total stockholders' equity to total assets ratio	10.03%	10.62%	10.73%	13.93%
Tangible common equity as a percent of tangible assets (non-GAAP)	7.54%	8.01%	7.94%	12.56%

1Net income as adjusted is a non-GAAP measure that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table "Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)".

2Return on average assets as adjusted is a non-GAAP measure that management believes enhances investors' ability to better understand the underlying business performance and trends relative to average assets. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table "Reconciliation of Return on Average Assets as Adjusted (non-GAAP)".

3Return on average equity as adjusted is a non-GAAP measure that management believes enhances investors' ability to better understand the underlying business performance and trends relative to average equity. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table "Reconciliation of Return on Average Equity as Adjusted (non-GAAP)".

4The efficiency ratio as adjusted (non-GAAP) is a non-GAAP measure that management believes enhances investors' ability to better understand the underlying business performance and the Company's ability to use what it has to generate the most profit possible for shareholders relative to core business activities. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table "Reconciliation of Efficiency Ratio as Adjusted (non-GAAP)".

5Tangible book value per share and tangible common equity as a percent of tangible assets are non-GAAP measure that management believes enhances investors' ability to better understand the Company's financial position. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table "Reconciliation of tangible book value per share (non-GAAP)" and "Reconciliation of tangible common equity as a percent of tangible assets (non-GAAP)".